INDEPENDENT AUDITORS' CONSENT











INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion in the Pre-Effective Amendment No. 2 to Registration Statement under the Securities Act of 1933 (filed under Securities Act File No. 333-45214) and in the Pre-Effective Amendment No. 2 to Registration Statement under the Investment Company Act of 1940 (filed under Investment Company Act File No. 811-10117) (the "Pre-Effective Amendment") of Threshold Advisor Funds, Inc. on Form N-1A, of our reports dated December 12, 2000, relating to the Threshold Small Cap Value Fund and Threshold Mid Cap Fund, which reports are included in the Statement of Additional Information forming a part of the Pre-Effective Amendment, and to the reference to us under the heading "Financial Statements" in such Statement of Additional Information.



DELOITTE & TOUCHE LLP



St. Louis, Missouri
December 14, 2000